Exhibit 10.11

Dated the 8th day of March 2022

VIRAX BIOLABS GROUP LIMITED

and

CAMERON LEE SHAW

EMPLOYMENT AGREEMENT FOR

EXECUTIVE OFFICER

THIS AGREEMENT is made on the 8th day of March 2022.

BETWEEN:

(1)	VIRAX BIOLABS GROUP LIMITED, a company incorporated in Cayman Islands with limited liability with registered address at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”); and

(2)	CAMERON LEE SHAW, holder of United Kingdom passport number 51385XXXX, of Flat 3, 327 Archway Street, London, United Kingdom, N6 5AA (the “Executive Officer”).

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITION AND INTERPRETATION

1.1.	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:-

“Agreement”	this service agreement, as may be amended or modified from time to time;

“Appointment”	the appointment of Cameron Lee Shaw as an Executive Officer of the Company pursuant to Clause 2;

“Board”	the board of directors for the time being of the Company or the directors present at any meeting of the Board duly convened and held and includes a duly authorised committee thereof;

“Business”	all the business and affairs carried on from time to time by the Group or by any of the companies within the Group;

“Compensation”	shall have the meaning ascribed thereto in the Clause 5.1;

“Compensation Committee”	the compensation committee of the Board;

“Confidential Information”

(i) all information, know-how and records (in whatever form held) including (without prejudice to the generality of the foregoing) all formulae, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts and all technical or other expertise and all computer software and all financial accounting and tax records, correspondence, orders and enquiries that are confidential or not generally known in any way in connection with the Group or any business of the Group, or trade secrets of the Group; (ii) any confidential information or trade secrets of the clients or prospective clients of the Group, or (iii) the confidential or proprietary information of any third party received by the Group and for which the Group has confidential obligations;

“Corporate Status”	the capacity of the Executive Officer with respect to the Company and the services performed by the Executive Officer in that capacity;

“Group”	the Company and its subsidiaries from time to time and a member of the Group shall be construed accordingly;

“Listing Date”	the day on which the shares of the Company first commence trading on the Nasdaq;

“Nasdaq”	Nasdaq Stock Market;

“Singapore”	the Republic of Singapore;

“Proceedings”	any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including a proceeding initiated by the Executive Officer pursuant to Clause 14 to enforce his rights hereunder;

“United Kingdom”	The United Kingdom of Great Britain and Northern Ireland;

“United States”	The United States of America;

“$”	United States dollars, the lawful currency of the United States; and

1.2.	Reference to Clauses, are references to clauses of this Agreement.

1.3.	In this Agreement, words importing the singular include the plural and vice versa, words importing one gender include every gender and references to a person include any public body and body corporate, unincorporated associations and partnership (whether or not having separate legal personality).

1.4.	The headings to the Clauses of this Agreement are for convenience only and shall not affect the construction in this Agreement.

1.5.	In this Agreement (save as otherwise expressly stated herein), references, express or implied, to any statues or statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as respectively amended, varied, modified, consolidated or re-enacted from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutory provision and reference to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

2.	APPOINTMENT

2.1.	The Executive Officer was appointed as the chief operating officer of the Company on March 8, 2022. This Agreement serves to regulate the employment relationship between the Company and the Executive Officer from the Listing Date. For the avoidance of doubt, this Agreement shall not affect the effectiveness of the appointment of the Chief Operating Officer on March 8, 2022.

2.2.	The Company shall employ the Executive Officer and the Executive Officer shall diligently and faithfully serve the Company as an executive officer pursuant to the terms and conditions of this Agreement and subject to the articles of association of the Company, the Nasdaq Stock Market Rules (to the extent applicable) and other applicable laws and regulations.

3.	TERM

3.1.	Unless earlier terminated in accordance with Clause 6, the Appointment shall be for an initial definite term of 3 years commencement from the Listing Date and the Executive’s employment shall be automatically terminated without the need for either party to give notice or make any payment in lieu of notice.

3.2.	The Executive Officer represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

4.	EXECUTIVE OFFICER’S DUTIES AND SERVICES

4.1.	The Executive Officer hereby undertakes with the Company that during the term of this Agreement, he shall use his best endeavours to carry out his duties faithfully and diligently under this Agreement.

4.2.	Without prejudice to the generality of Clause 4.1, the Executive Officer shall during the term of this Agreement:-

(a)	devote a sufficient amount of time and attention to the interests and affairs of the Company in the discharge of duties of his office as an executive officer of the Company and, where relevant, as an officer of such other members of the Group as are necessary for the proper and efficient administration, supervision, and management of the operational, managerial and administrative procedures, reporting structures and operation controls of the Group;

(b)	faithfully and diligently perform such duties and exercise such powers as are consistent with his office in relation to the Company and/or the Group;

(c)	in the discharge of such duties and in the exercise of such powers observe and comply with all reasonable and lawful resolutions, instructions, regulations and directions from time to time passed, made or given by the Board according to the best of his skills and ability;

(d)	perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require provided the same are consistent with his office;

(e)	at all times keep the Board promptly and fully informed (in writing if so requested) in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with his office in relation to the Company and/or the Group;

(f)	act in accordance with his powers and obligations as an executive officer of the Company and use his best endeavours to comply with and to cause the Company to comply with (a) this Agreement; (b) every rule or law applicable to any member of the Group, whether in the United States, Singapore, Hong Kong, or elsewhere; (c) the Nasdaq Stock Market Rules; (d) the articles of association of the Company; (e) shareholders’ and board resolutions of the Company; (f) the Securities Act of 1933; and (g) all other relevant securities regulations, rules, instructions and guidelines as issued by the relevant regulatory authorities from time to time, in relation to dealings in shares or other securities of the Company or any other member of the Group, and in relation to insider information or unpublished inside information affecting the shares, debentures or other securities of any member of the Group.

4.3.	The Executive Officer shall carry out his duties and exercise his powers jointly with any other executive officers, senior management or directors of the Group as may from time to time be appointed by the Board. The Board may at any time require the Executive Officer to cease performing any of his duties or exercising any of his power under this Agreement.

5.	REMUNERATION

5.1.	Upon the effective date of this Agreement and during the term of this Agreement, the Executive Officer shall receive a monthly remuneration of US$18,000 which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the Executive Officer shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (the “Compensation”).

5.2.	The Company further grants a stock option-based compensation of 372,500 worth of Class A ordinary shares to be vested over 3 years, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the compensation committee of the Board.

5.3.	The Compensation may be reviewed during the term of this Agreement by the Compensation Committee pursuant to its terms of reference after the Listing Date. Any adjustment of the Compensation shall be recommended by the Compensation Committee (when applicable) and approved by the Board duly convened pursuant to the articles of association of the Company.

5.4.	Payment of the Compensation may be made by the Company and/or by any member of the Group and if by more than one company in such proportions as the Board in its absolute discretion may from time to time think fit. Payment of the Compensation shall also be subject to such statutory deductions and/or withholdings, including but not limited to, any employee WPS contributions, as may be required in accordance with applicable legislation in force from time to time and any withholdings for purposes of performing tax clearance with the HM Revenue and Customs of the United Kingdom.

5.5.	The Executive Officer shall be reimbursed for all reasonable expenses (including expenses of entertainment, subsistence and travelling) properly incurred by him in the performance of his duties in accordance with this Agreement.

5.6.	The Executive Officer may be eligible to receive, in the sole and absolute discretion of the Company (considering such factors, as the Company deems appropriate in the sole, subjective judgment), a discretionary bonus. The Company’s determination of whether or not to pay the Executive Officer a discretionary bonus, the criteria therefore and the amount and timing of such bonus, if any, shall be final and binding. If either party terminates the employment relationship before the bonus payment date or if the Executive Officer is serving termination notice on the bonus payment date, the Executive Officer shall not be entitled to any part of the discretionary annual bonus.

5.7.	In the event the Company becomes a NASDAQ-listed public company (or listed on an equivalent exchange), then Executive will be paid a one-time bonus in the amount of $100,000, subject to applicable withholding and other taxes.

6.	TERMINATION

6.1.	The Company shall, after due inquiry, be entitled to terminate the Appointment forthwith without any notice or payment in lieu of notice or other compensation to the Executive Officer prior to the expiry of the term of the Appointment by notice in writing and upon such determination the Executive Officer shall not be entitled to any bonus or any payment whatsoever (other than such Compensation actually accrued due and payable) or to claim any compensation or damages for or in respect of or by reason of such determination, if the Executive Officer shall at any time:-

(a)	commit any serious or persistent breach whether willful or not of any of the provisions herein (and to the extent that such breach is capable of remedy shall fail to remedy such breach within 30 days after written warning given by the Board);

(b)	be guilty of any act of negligence or dishonesty to the detriment of the Group, misconduct or willful default or neglect in the discharge of his duties hereunder (and to the extent that such breach is capable of remedy shall fail to remedy such breach within 30 days after written warning given by the Board);

(c)	become bankrupt or have a receiving order made against him or suspend payment of his debts or compound with or make any arrangement or composition with his creditors generally;

(d)	become a lunatic or of unsound mind or become a patient for any purpose of any statute relating to mental health;

(e)	become permanently incapacitated by illness or other like causes so as to prevent the Executive Officer from performing his duties and obligations hereunder;

(f)	be guilty of conduct tending to bring himself or any member of the Group into disrepute;

(g)	be convicted or plead guilty to any criminal offence involving moral turpitude;

(h)	refuse to carry out any reasonable or lawful order given to him by the Board during the term of his Agreement or fail to diligently and faithfully attend to his duties hereunder; or

(i)	improperly divulge to any unauthorised person any Confidential Information or any other business secret or details of the organisation, business or clientele of the Group.

6.2.	The Executive Officer may terminate this Agreement by giving to the Company not less than three (3) months’ prior notice in writing or making payment in lieu of such notice. The Company may terminate this Agreement by giving to the Executive Officer not less than three (3) months’ prior notice in writing or payment in lieu of notice at any time after the date of this Agreement, in which case, the Executive Officer shall be entitled to severance payments to the extent expressly required by the applicable law of the jurisdiction where the Executive Officer is based.

6.3.	If the Company becomes entitled pursuant to Clause 6.1 above to terminate the Appointment, it shall be entitled (but without prejudice to its right subsequently to the termination of the Appointment on the same or any other ground) to suspend the Appointment of the Executive Officer without payment of the Compensation, in full or in part, to the extent permitted by law.

6.4.	On the termination of the Appointment howsoever arising, the Executive Officer shall:-

(a)	forthwith deliver to the Company all Confidential Information, books, records, correspondence, accounts, documents, papers, materials, credit cards (if any) and other property of or relating to the business of the Group which may then be in his possession or under his power or control and all copies thereof or extracts therefrom made by or on behalf of the Executive Officer shall be and remain the property of the Group and shall forthwith be delivered up to the Company; and

(b)	not at any time thereafter represent himself to be connected with the Group.

6.5.	The Appointment of the Executive Officer under this Agreement shall terminate automatically in the event of his ceasing to be an executive officer of the Company.

6.6.	Termination for whatever reason shall not relieve the parties of their obligations arising or accrued prior to the termination of the Appointment or of obligations which expressly or by necessary implication continue after termination of the Appointment, including Clauses 6.4 and 7.

6.7.	No delay or forbearance by the Company in exercising any such right of termination shall constitute a waiver of that right.

7.	CONFIDENTIALITY

7.1.	The Executive Officer shall not, and shall procure that none of his associates shall, either during or after the termination or expiry of the Appointment without limit in point of time, except as required in the performance of his duties in connection with the employment or pursuant to applicable law:-

(a)	divulge or communicate to any person except to those of the officials of the Group whose province is to know the same in the proper course of their duties; or

(b)	use, take away, conceal or destroy for his own purpose or for any purpose other than that of the Group or for the advantage of any person other than the Group or to the detriment of the Group; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any Confidential Information (including without limitation), relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its suppliers, agents, distributors, clients or customers; or in respect of which any company within the Group is bound by an obligation of confidence to any third party, but so that these restriction shall cease to apply to any information or knowledge which may (otherwise than through the default of the Executive Officer or his associates) become available to the public generally or otherwise required by law or any applicable rules or regulations to be disclosed.

7.2.	Since the Executive Officer may obtain in the course of the Appointment by reason of services rendered for or offices held in any other member of the Group knowledge of the trade secrets or other Confidential Information of such company, the Executive Officer hereby agrees that he will at the request and cost of the Company or such other member of the Group enter into a direct agreement or undertaking with such company whereby he will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interest.

7.3.	All notes, memoranda, records and writings made by the Executive Officer in relation to the financial statements and accounts of the Group, the Business or concerning any of its dealings or affairs or the dealings of affairs of any clients or customers of the Group shall be and shall remain the property of the Group and shall be handed over by him to the Company (or to such other member of the Group as the case may require) from time to time on demand of the Company and in any event upon his leaving the service of the Company and the Executive Officer shall not retain any copy thereof.

7.4.	The covenants in each paragraph of Clause 7 are independent of each other and are not to be construed restrictively by reference to one another.

8.	LEAVE

ANNUAL LEAVE

The Executive Officer shall (in addition to public holidays and statutory leave and sick leave) be entitled to 40 working days paid annual leave in each year during the term of this Agreement to be taken at such time or times as the Board may approve.

The Executive Officer’s common leave year runs from 1 January to 31 December, and the Executive Officer may carry forward no more than 20% unused paid annual leave of his current entitlement to be taken on or before 31st March of the following common leave year.

SICK LEAVE

In the event of absence or lateness for whatever reason including illness, the Executive Officer shall immediately notify the Company by telephone no later than 48 hours from the time the Executive Officer was to report to work.

STATUTORY LEAVE

The Executive Officer will be entitled to any statutory leaves of absence provided that the Executive Officer meets the relevant requirements as prescribed under the applicable law.

9.	AGREEMENT OF INDEMNITY

Subject to any applicable law, the Company agrees to indemnify the Executive Officer as follows:

(a) Subject to the exceptions contained in Clause 10(a) below, if the Executive Officer was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the Executive Officer’s Corporate Status, the Executive Officer shall be indemnified by the Company against all expenses and liabilities incurred or paid by the Executive Officer in connection with such Proceeding (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities,” respectively, and collectively as “Indemnifiable Amounts”).

(b) Subject to the exceptions contained in Clause 10(b) below, if the Executive Officer was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of the Executive Officer’s Corporate Status, the Executive Officer shall be indemnified by the Company against all Indemnifiable Expenses.

(c) For purposes of this Agreement, the Executive Officer shall be deemed to have acted in good faith in conducting the Company’s affairs as an executive officer of the Company, if the Executive Officer: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of her own affairs; or (ii) took, or omitted to take, an action in reliance upon advise of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Executive Officer had reasonable grounds to believe to be true.

10.	EXCEPTIONS TO INDEMNIFICATION

Executive Officer shall be entitled to indemnification under Clauses 9(a) and 9(b) above in all circumstances other than the following:

(a) If indemnification is requested under Clause 9(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, (i) the Executive Officer failed to act in good faith and in a manner the Executive Officer reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Executive Officer had reasonable cause to believe that the Executive Officer’s conduct was unlawful, or (iii) the Executive Officer’s conduct constituted willful misconduct, fraud, dishonesty or knowing violation of law, then the Executive Officer shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b) If indemnification is requested under Clause 9(b) and

(i) it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Executive Officer failed to act in good faith and in a manner the Executive Officer reasonably believed to be in or not opposed to the best interests of the Company, the Executive Officer shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii) it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Executive Officer is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the Executive Officer received an improper benefit or improperly took advantage of a corporate opportunity, the Executive Officer shall not be entitled to payment of Indemnifiable Expenses hereunder with respect to such claim, issue or matter.

11.	WHOLLY OR PARTLY SUCCESSFUL

Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Executive Officer is, by reason of the Executive Officer’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Executive Officer shall be indemnified in connection therewith. If the Executive Officer is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Executive Officer against those Expenses reasonably incurred by the Executive Officer or on the Executive Officer’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this clause, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

12.	ADVANCES AND INTERIM EXPENSES

The Company may pay to the Executive Officer all Indemnifiable Expenses incurred by the Executive Officer in connection with any Proceeding, including a Proceeding by or in the right of the Company, in advance of the final disposition of such Proceeding, if the Executive Officer furnishes the Company with a written undertaking, to the satisfaction of the Company, to repay the amount of such Indemnifiable Expenses advanced to the Executive Officer in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Executive Officer is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

13.	PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS

The Executive Officer shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Executive Officer seeks payment under Clause 9 hereof and the Proceeding of which has been previously notified to the Company and approved by the Company for indemnification hereunder. At the request of the Company, the Executive Officer shall furnish such documentation and information as are reasonably available to the Executive Officer and necessary to establish that the Executive Officer is entitled to indemnification hereunder. The Company shall pay such Indemnifiable Amounts within thirty (30) days of receipt of all required documents.

14.	REMEDIES OF EXECUTIVE OFFICER

(a) RIGHT TO PETITION COURT. In the event that the Executive Officer makes a request for payment of Indemnifiable Amounts under Clauses 9, 11-13 above, and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, the Executive Officer may petition the appropriate judicial authority to enforce the Company’s obligations under this Agreement.

(b) BURDEN OF PROOF. In any judicial proceeding brought under Clause 14 (a) above, the Company shall have the burden of proving that the Executive Officer is not entitled to payment of Indemnifiable Amounts hereunder.

(c) EXPENSES. The Company agrees to reimburse the Executive Officer in full for any Expenses incurred by the Executive Officer in connection with investigating, preparing for, litigating, defending or settling any action brought by the Executive Officer under Clause 14 (a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d) VALIDITY OF AGREEMENT. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Clause 14

(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

(e) FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Clause 14(a) above.

15.	PROCEEDINGS AGAINST COMPANY

Except as otherwise provided in this Agreement, the Executive Officer shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Executive Officer against the Company, any entity which it controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This clause shall not apply to counterclaims or affirmative defenses asserted by the Executive Officer in an action brought against the Executive Officer.

16.	INSURANCE

The Company will obtain and maintain a policy or policies of director and officer liability insurance, of which the Executive Officer will be named as an insured, providing the Executive Officer with coverage for Indemnifiable Amounts and/or Indemnifiable Expenses in accordance with said insurance policy or policies (“D&O Insurance”); provided that:

(a) The Executive Officer agrees that, while the Company has valid and effective D&O Insurance, and except as provided in Clause 16(c), Clauses 9-15 of this Agreement shall not apply, and the Company’s indemnification obligation to the Executive Officer under this Agreement shall be deemed fulfilled by virtue of purchasing and maintaining such insurance policy or policies, in accordance with the terms and conditions thereof and subject to exclusions stated thereon. The Executive Officer agrees that the Company shall have no obligation to challenge the decisions made by the insurance carrier(s) (“Insurance Carrier”) relating to any claims made under such insurance policy or policies;

(b) The Executive Officer agrees that the Company’s indemnification obligation to the Executive Officer under Clause 16(a) shall be deemed discharged and terminated, in the event the Insurance Carrier refused payment for any Proceedings against the Executive Officer due to the acts or omissions of the Executive Officer;

(c) While the D&O Insurance is valid and effective, the Company agrees that it shall indemnify the Executive Officer for the Indemnifiable Amounts and Indemnifiable Expenses, to the extent that any Proceedings are coverable by D&O Insurance, but in excess of the policy amount, in accordance with Clauses 9-15 of this Agreement; and

(d) While the D&O Insurance is valid and effective, the Company agrees that it shall indemnify the Executive Officer to the extent that the Executive Officer has liability that would be part of the D&O Insurance deductible, if there is any; and

(e) While the D&O Insurance is valid and effective, this Clause 16 states the entire and exclusive remedy of the Executive Officer with respect to the indemnification obligation of the Company to the Executive Officer under this Agreement.

17.	WAIVER

17.1.	Time is of the essence in this Agreement but no failure or delay on the part of either party to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy by that party.

17.2.	The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

18.	ENTIRE AGREEMENT

18.1.	This Agreement constitutes the entire agreement between the parties hereto in relation to the subject matter hereof and shall be in substitution for and supersedes all and any previous service agreements, arrangements or undertakings entered into between any member of the Group and the Executive Officer. Any terms of employment previously in force between any such member of the Group and the Executive Officer, whether or not on a legal or formal basis, shall be deemed to have been cancelled or terminated with effect from the effective date of this Agreement.

18.2.	The Executive Officer hereby acknowledges that he has no claim of any kind against any member of the Group and without prejudice to the generality of the foregoing he further acknowledges that he has no claim for damages against any member of the Group for the termination of any previous service agreements, arrangements or undertakings (if any) for the purpose of entering into this Agreement.

19.	NOTICES

19.1.	All notices, requests, demands, consents or other communications to or upon the parties under or pursuant to this Agreement shall be in writing and sent to the relevant party at such party’s address or facsimile number set out below (or at such other address or facsimile number as such party may hereafter specify to the other party) and shall be deemed to have been duly given or made:-

(a)	in the case of a communication by letter five (5) business days (if overseas) or two (2) business days (if local) after dispatch or, if such letter is delivered by hand, on the day of delivery; or

(b)	in the case of a communication by facsimile, when sent provided that the transmission is confirmed by a transmission report.

The Company:

Address:	89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands
Email address:	jf@viraxbiolabs.com

The Executive Officer:

Address:	Flat 3, 327 Archway Street, London, United Kingdom, N6 5AA
Email address:	cs@viraxbiolabs.com

20.	ASSIGNMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and assigns and personal representatives (as the case may be), provided always that the Executive Officer may not assign his obligations and liabilities under this Agreement.

21.	RELATIONSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the parties for any purpose.

22.	AMENDMENT

This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of the parties hereto.

23.	SEVERABILITY

Any provision of this Agreement which is prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

24.	LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of the Singapore and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Singapore.

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IN WITNESS whereof this Agreement has been executed the day and year first above written.

The Company

SIGNED by James Foster	)
for and on behalf of	)
VIRAX BIOLABS GROUP LIMITED	)
)
in the presence of:-)

The Executive Officer

SIGNED by	)
CAMERON LEE SHAW	)
in the presence of:-)